Exhibit 10.2

FORM OF BLUCORA, INC.
RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

NOTICE OF GRANT OF PERFORMANCE RESTRICTED STOCK UNIT AWARD

This Performance Restricted Stock Unit Award is granted pursuant to the Restated 1996 Flexible Stock Incentive Plan (the “Plan”) of Blucora, Inc. (the “Company”), and is subject to the terms and conditions of the Plan, this Notice of Grant of Performance Restricted Stock Unit Award (the “Notice of Grant”), the Certification Schedule attached as Exhibit A hereto and the Restricted Stock Unit Agreement attached as Exhibit B hereto. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Notice of Grant.

Name:             _____________________

You have been granted a Performance Restricted Stock Unit Award (“PRSU Award”) under the Plan. The PRSU Award has the target value set forth below and is subject to both performance-based and time-based vesting. The PRSU Award will be settled, to the extent applicable performance goals are achieved as described below, in Restricted Stock Units (the “Converted RSUs”). Each of the Converted RSUs (a “Unit”) is equivalent to one share of the common stock of the Company (“Stock”) for purposes of determining the number of shares of Stock (a “Share” or “Shares”) that may be subject to Converted RSUs received under this award. The PRSU Award will not be settled in Converted RSUs (nor will you have the rights of a stockholder with respect to the Shares underlying the Converted RSUs) until the applicable vesting conditions described below are satisfied. Additional terms of this award are as follows:

Date of Grant:	__________________________
Performance Period:	[______]
PRSU Award Target Value:	The PRSU Award target value (the “Target Value”) is $[______].
Certification of Final Value of PRSU Award:

The final value of the PRSU Award (the “Final Value”), if any, will be certified by the Compensation Committee (the “Committee”) in its sole discretion following the end of the Performance Period in accordance with the terms and conditions set forth in the Certification Schedule attached as Exhibit A hereto.

Conversion of Final Value into Converted RSUs:
On the date the Final Value is certified by the Committee (the “Certification Date”), the Final Value will be converted into the appropriate equivalent number of Converted RSUs, subject to continuous employment through such date, by dividing the Final Value by the closing selling price of one Share of the Stock on the Certification Date, as reported on the Nasdaq Global Select Market, or if there is no such reported price for the Stock on the Certification Date, then such price on the last preceding date for which such price exists, with any resulting fractional Unit rounded down to the nearest whole Unit, such Converted RSUs to be subject to the vesting schedule set forth below and the terms and conditions of the Restricted Stock Unit Agreement attached as Exhibit B hereto.

Vesting Schedule for Converted RSUs:
33.33% of the Converted RSUs will vest on the Certification Date, 33.33% will vest on [______]and 33.34% will vest on [______], such that the Converted RSUs will be fully vested on [______], subject to continuous employment through such dates.

Termination of Employment:
Notwithstanding any contrary provision of the Plan or the Notice of Grant, if you terminate service as an employee for any or no reason prior to the Certification Date, the PRSU Award will thereupon be forfeited at no cost to the Company. Further notwithstanding any contrary provision of the Plan, the Notice of Grant or the Employment Agreement between you and the Company effective as of [______] (the “Employment Agreement”), if a Company Transaction occurs prior to the Certification Date, the PRSU Award shall remain an outstanding obligation of the Company or its successor company, as the case may be, and convert into a contractual right to receive a cash payment (a "Cash Payment Right") in an amount equal to the Target Value. The Cash Payment Right will vest and become payable in three installments as follows: 33.33% shall vest on [______] (or, the date of consummation of the Company Transaction if after January 2, 2016), 33.33% will vest on [______]and 33.34% will vest on [______], such that the Cash Payment Right will be fully vested on [______], subject to continuous employment through such dates and the other terms and conditions set forth in the Notice of Grant and the Plan, including applicable tax withholding. If the Company terminates your employment without Cause or you terminate employment with the Company for Good Reason (1) on the day of or during the 12-month period immediately following the consummation of such Company Transaction or (2) during the 2-month period prior to the consummation of such Company Transaction but at the request of any third party participating in or causing such Company Transaction or otherwise in connection with such Company Transaction, then, subject to your satisfying the Release and other conditions as set forth in Section 6(g) of the Employment Agreement, the Cash Payment Right shall fully vest and all restrictions thereon shall lapse. For purposes of this paragraph, the terms Cause, Company Transaction, Good Reason and Release shall have the meanings given to such terms in the Employment Agreement. Any portion of the Cash Payment Right that vests shall be paid to you on, or as soon as practicable after, the applicable vesting date (but in any event, by the fifteenth day of the third month following the tax year in which the Cash Payment Right vests).

Additional Terms:	The terms and conditions set forth in Sections 7 through 15 of the Restricted Stock Unit Agreement attached as Exhibit B hereto shall also apply to the PRSU Award prior to the Certification Date.
You acknowledge and agree that the Notice of Grant and the performance-based and time-based vesting conditions set forth herein do not constitute an express or implied promise of your continued engagement as an employee through the Certification Date or the Converted RSU vesting period, for any period, or at all, and shall not interfere with your right or the Company's right to terminate your relationship with the Company or its Affiliates at any time, with or without cause.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan and this award. By your signature below, you agree that the Notice of Grant, the Certification Schedule attached as Exhibit A hereto, the form of Restricted Stock Unit Agreement attached as Exhibit B hereto, the Plan and the Employment Agreement, as currently in effect and as may be amended, supplemented or restated from time to time, constitute your entire agreement with respect to this PRSU Award and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

Print Name: ____________________________